Exhibit 99.1

NEWS RELEASE for April 06, 2005

Contact:
Allen & Caron Inc.
Michael Lucarelli (investors)	Len Hall (media)
(212)-691-8087	(949)-474-4300
m.lucarelli@allencaron.com	len@allencaron.com

DIGITAL ANGEL CORPORATION’S SIGNATURE INDUSTRIES SUBSIDIARY WINS $1 MILLION ORDER
FROM UNITED KINGDOM MINISTRY OF DEFENCE

Company Seeking Share of Projected $200 Million-Plus Expenditure Worldwide
for Military Rescue Products

SO. ST. PAUL, MN (April 06, 2005) … Digital Angel Corporation (Amex:DOC), an advanced technology company in the field of rapid and accurate identification, location tracking, and condition monitoring of high-value assets, announced today that its London-based subsidiary, Signature Industries, has been awarded a $1 million contract from the United Kingdom Ministry of Defence for upgraded antenna extensions on its personal locator beacons (PLBs), used by military pilots. Signature Industries expects to begin shipping the new antennas in the second quarter.

Signature Industries, through its SARBE® division, manufactures a complete military combat PLB system as well as peace time military search and rescue beacons and has worked with the UK Ministry of Defence for more than 50 years. The Digital Angel subsidiary, which had $19 million in revenue in 2004, provides its complete line of military rescue beacons to more than 40 countries worldwide including the Indian Air Force and the Royal Air Force in Great Britain.

Because satellite system changes will require the replacement of all international military rescue beacons within the next four years, it is expected that a total of more than $200 million will be spent on these products during that time frame, said Digital Angel Chief Executive Officer Kevin McGrath.

“We can expect many orders from many countries between 2005 and 2009 due to the changing satellite system,” McGrath said. “Our G2R Beacon is one of the most sophisticated military rescue beacons on the market today and we believe the potential for growth is significant. There is a large market at stake here and we are determined to win our share of it.”

About Signature Industries

SARBE is a major supplier of Search and Rescue (SAR) military air crew Pilot Locator Beacons (PLBs) and other military rescue beacons for use in the event of an ejection or other event requiring emergency evacuation of an aircraft in a remote, possibly hostile location. Now in its fifth decade of developing and manufacturing PLBs, SARBE is the chosen supplier of PLBs in more than 40 countries worldwide. Signature Industries is majority owned by Digital Angel Corporation. For more information about Signature Industries, visit www.signatureindustries.com.

MORE-MORE-MORE

About Digital Angel Corporation

Digital Angel Corporation develops and deploys sensor and communications technologies that enable rapid and accurate identification, location tracking, and condition monitoring of high-value assets. Applications for the Company’s products include identification and monitoring of pets, fish, livestock, and humans through its patented implantable microchips; location tracking and message monitoring of vehicles and aircraft in remote locations through systems that integrate GPS and geosynchronous satellite communications; and monitoring of asset conditions such as temperature and movement, through advanced miniature sensors.

Digital Angel Corporation is majority-owned by Applied Digital, Inc. (Nasdaq:ADSX).  For more information about Digital Angel, please visit www.DigitalAngelCorp.com.

About Applied Digital

Applied Digital (Nasdaq:ADSX), develops innovative security products for consumer, commercial, and government sectors worldwide. The Company’s unique and often proprietary products provide security for people, animals, the food supply, government/military arena, and commercial assets. Included in this diversified product line are RFID applications, end-to-end food safety systems, GPS/Satellite communications, and telecomm and security infrastructure, positioning Applied Digital as the leader of Security Through Innovation. Applied Digital is the owner of a majority position in Digital Angel Corporation For more information; visit the company’s website at http://www.adsx.com.

The statements in this press release that are not strictly historical, are “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and are intended to be covered by the safe harbors created by these sections.  The forward-looking statements are subject to risks and uncertainties and the actual results that the Company achieves may differ materially from these forward-looking statements due to such risks and uncertainties, including, but not limited to, that the Company’s majority stockholder, Applied Digital, Inc. owns 55.2% of the Company’s common stock; that new accounting pronouncements may impact the Company’s future results of operation; that the Company may continue to incur losses, that infringements by third parties on the Company’s intellectual property or development of substantially equivalent proprietary technology by the Company’s competitors could negatively affect the Company’s business; that domestic and foreign government regulation and other factors could impair the Company’s ability to develop and sell the Company’s products in certain markets; that the Company relies on sales to government contractors of its animal identification products, and any decline in the demand by these customers for the Company’s products could negatively affect the Company’s business; that the Company depends on a single production arrangement for its patented syringe-injectable microchips; that the Company depends on principal customers; that the Company competes with other companies and the products sold by the Company’s competitors could become more popular than the Company’s products or render the Company’s products as obsolete; that the Company’s earnings will decline if the Company must write-off goodwill and other intangible assets; that the exercise of options and warrants outstanding and available for issuance may adversely affect the market price of the Company’s common stock ;that currency exchange rate fluctuations could have an adverse effect on the Company’s sales and financial results; and that the Company depends on a small team of senior management and the Company may have difficulty attracting and retaining additional personnel. A detailed statement of risks and uncertainties is contained in the Company’s reports to the Securities and Exchange Commission, including in particular the Company’s Form 10-K for the fiscal year ended December 31, 2004.  Investors and stockholders are urged to read this document carefully.  The Company can offer no assurances that any projections, assumptions or forecasts made or discussed in this release will be met, and investors should understand the risks of investing solely due to such projections.  The Company undertakes no obligation to revise any forward-looking statements in order to reflect events or circumstances that may arise after the date of this press release.

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